UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2009

MGP Ingredients, Inc.

(Exact name of registrant as specified in its charter)

KANSAS	0-17196	48-0531200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commercial Street

Box 130

Atchison, Kansas 66002

(Address of principal executive offices) (Zip Code)

(913) 367-1480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Not applicable

(b)	On August 27, 2009, Ladd Seaberg stepped down as Chairman of the Board and from the Board of Directors. The Board named John Speirs as Chairman of the Board to replace Mr. Seaberg.

(c)	Not applicable

(d)

On August 27, the Board of Directors elected Karen Seaberg as a board member to replace her husband. There is no arrangement between Mrs. Seaberg and any other person pursuant to which she was selected as a director. It is not anticipated that Mrs. Seaberg will be appointed to any committee of the Board of Directors. Pursuant to the terms of the Company’s stock plan for non-employee directors, she will receive stock valued at $12,500 as of August 28th. Mrs. Seaberg is the daughter of Cloud L. Cray, Jr., a director. Mr. Cray is trustee of the Cloud L. Cray, Jr. Trust, which, as previously reported in an 8-K filed on March 31, 2009, agreed to loan the Company $2 million pursuant to a secured subordinated note. See paragraph (e) below for information regarding an agreement that the Company entered into with Mr. Seaberg.

(e)

On August 27, 2009, the Board of Directors approved a consulting and non-solicitation agreement with Ladd Seaberg for a term ending June 14, 2011. Pursuant to the agreement, Mr. Seaberg has agreed to provide such assistance, advice and consultation to the Company’s president and Board of Directors as either may request and has agreed, during the term and for a period of one year thereafter, not to solicit the Company’s customers or employees. The Company has agreed to pay Mr. Seaberg or his estate an annual retainer of $250,000 during the term of the consulting agreement.

Item 7.01 Regulation FD Disclosure.

Attached as Exhibit 99.1, and incorporated into this Item 7.01 by reference, is a press release which was issued on August 28, 2009, by the Company.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

99.1      Press Release dated August 28, 2009 furnished solely for the purpose of incorporation by reference into Items 7.01 and 9.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGP INGREDIENTS, INC.

Date: August 28, 2009	By:	/s/ Timothy W. Newkirk
President and Chief Executive Officer